Exhibit 10.24

December 31, 2021

Burkhard Blank

[Address]

[City, State, Zip Code]

RE:SEPARATION AGREEMENT AND GENERAL RELEASE

Dear Burkhard,

This letter (the “Agreement”) confirms that your employment with Acorda Therapeutics, Inc. (the "Company" or “Acorda”) will terminate effective the close of business, December 31, 2021 (the “Effective Date”), and you will have no further job responsibilities as an employee with the Company, its subsidiaries and affiliates. In addition, your resignation from all offices and directorships you hold with the Company, its subsidiaries and affiliates will be deemed effective as of the Effective Date.  The terms of this Agreement are as follows:

1.Severance – Within fourteen (14) days of your execution and delivery of this Agreement, provided you have not revoked it pursuant to Paragraph 12 herein,  the Company will pay you as severance a lump sum gross amount of $533,100, less lawful deductions, which is equal to your base monthly pay (exclusive of bonuses, commissions, overtime, shift differential or any other amounts) for the twelve month period beginning January 1, 2022 through December 31, 2022 and including  (the “Severance Pay Period”).  Acorda will also pay to you a payment of 100% of your target bonus through your termination date in the amount of $266,550, less lawful deductions, payable on January 31, 2022.  Except as provided in Paragraph 6 herein (with respect to salary, expenses and earned paid time off that you did not use (if applicable)), any payments due between the date of your termination of employment and the date when the severance payment is made shall be paid on the date when the severance payment is made or as otherwise required by law.

2.Medical and Other Benefits – Under section 162 of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), you and your eligible spouse and dependents will be eligible for COBRA benefits as outlined in the COBRA letter that you will be receiving from our third party administrator.  You must elect COBRA to continue your medical/dental/vision coverage, as well as your healthcare FSA.  Provided you properly elect for continuation coverage pursuant to COBRA, the Company will pay the full COBRA premium (may be taxable income) for such medical/dental/vision insurance for you, your eligible spouse and dependents through your Severance Pay Period, provided that: (a) coverage will continue only to the extent required under COBRA; and (b) if you obtain new employment, or otherwise become ineligible for continuation coverage pursuant to COBRA, prior to the expiration of the Severance Pay Period, the Company will no longer pay any portion of medical/dental/vision coverage for you, your spouse and your dependents.  All other benefits terminate effective December 31, 2021.

3.Withholding - The Company may withhold from any severance payments and benefits payable under this Agreement all federal, state and local taxes and other deductions the Company reasonably determines to be required pursuant to any law, regulation, or ruling.

4.Consideration - You hereby acknowledge that the Company has no legal or other obligation to provide you with the payment and benefits described in Paragraphs 1and 2 above, such payment and benefits are discretionary on the Company’s part, and the Company's agreement to provide you with such payment and benefits is sufficient consideration for the release terms and your other obligations set forth herein.

5.COBRA Rights – You acknowledge that the Company has informed you of your rights to convert and continue existing health insurance coverage, if any, under COBRA following termination of your employment.

6.No Other Payments - You acknowledge on your own behalf and on behalf of any dependents, spouse, heirs, successors and assigns that, as of the date hereof, except for the payments expressly set forth in this Agreement (and claims for “Vested Benefits,” as described below), the Company owes you no monies of any kind, including, but not limited to, payments to you for wages, bonuses, overtime pay, unvested stock options and restricted stock as to which the restrictions have not lifted, and/or any and all business expenses incurred by you on behalf of the Company, except the Company will pay to you on the first regular payroll date following the date of your termination from employment (or such other date as required by law), 85 earned PTO days, any unpaid wages for time that you worked to and including your last day of employment and any properly documented outstanding expense reimbursements (subject to the Company’s expense reimbursement policy).  If you work in Massachusetts or California, you acknowledge that on your last day of employment the Company has paid to you all wages for time that you worked to and including your last day of employment as well as any earned but unused PTO days.

7.General Release - Except for the obligations undertaken by the Company under this Agreement (and any right you have to vested benefits under the written terms of any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended (“Vested Benefits”)), you hereby generally release the Company, its parent and subsidiary organizations and related companies, and any company or individual employed by or affiliated with those organizations and each of their officers, directors, employees, representatives and agents (collectively, “Releasees”) from any and all rights, actions, suits, claims or demands of all kinds and descriptions that you ever had, now have or hereafter can, shall or may have against Releasees by reason of or arising out of: (a) any act, matters or omissions of Releasees; (b) your employment with the Company or any of its subsidiaries and affiliates; (c) any events that may have occurred during the course of your employment, your hiring, or the termination of your employment; or (d) any other matters or claims of any kind or nature arising on or before the date of your execution of this Agreement.  This includes, without limitation, a release of any and all claims for bonus payments, holiday or vacation pay, overtime or other compensation, breach of contract, wrongful discharge, disability benefits, life, health and medical insurance, sick leave, or any other fringe benefit, employment discrimination, emotional distress, violations of public policy, defamation, fraudulent inducement, wrongful termination, severance pay, and attorneys’ fees.  You are also specifically releasing any rights or claims you may have, if any, under: the Family and Medical Leave Act; the Employee Retirement Income Security Act (except for Vested Benefits); the Worker Adjustment Retraining and Notification Act; Age Discrimination in Employment Act of 1967 (“ADEA”) (which prohibits discrimination in employment based on age); Title VII of the Civil Rights Act of 1964 (which prohibits discrimination in employment based on race, color, national origin, religion or sex); the Rehabilitation Act; the Labor Management Relations Act, the Equal Pay Act (which prohibits paying men and women unequal pay for equal work), the Americans with Disabilities Act; Title II of the Genetic Information Non-Discrimination Act; the Fair Credit Reporting Act; the laws, rules, regulations, codes, ordinances and other sources of legal rights listed on Exhibit B to this Agreement; and any other federal, state or local laws or regulations prohibiting discrimination or retaliation in employment.  This release covers all of the above-described claims that you or your heirs, executors, administrators, successors, and assigns now have, ever had or may hereafter have, whether known or unknown, suspected or unsuspected, up to and including the date of this Agreement.

You hereby expressly agree that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as any that are now disclosed, arising prior to your execution of this Agreement.  This release does not extend to those rights, which as a matter of law cannot be waived.  Nothing in this Agreement shall limit your right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a proceeding.  However, to the maximum extent permitted by law, you agree that if such an administrative claim is made, with the exception of any claims with the Securities and Exchange Commission, you shall not be entitled to recover any individual monetary relief or other individual remedies.

If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any Releasee is a party.

Subject to the exceptions outlined in Paragraph 20 of this Agreement, you further agree, promise and covenant that, to the maximum extent permitted by law, neither you, nor any person, organization, or other entity acting on your behalf has or will file a lawsuit for damages or other relief (including injunctive, declaratory, monetary relief or other) against Releasees involving any claim which you have released in this Agreement.  This Agreement shall not affect your rights under the Older Workers Benefit Protection Act (“OWBPA”) to have a judicial determination of the validity of this release and waiver.

By signing this Agreement, you are forever giving up your rights to make the aforementioned claims or demands.

8.Non-Admission of Liability.  This Agreement shall not be construed as evidence or an admission of any wrongdoing or violation of any law, regulation, rule or agreement by the Company.

9.Consequences of Your Violation of Promises – Subject to the exceptions outlined in Paragraph 210 of this Agreement, if you file a lawsuit against Releasees, or any of them, based on claims or demands that you have released other than those related to the validity of this release and waiver under ADEA or OWBPA, you may be held liable for all costs incurred by the Company, and any related company and/or their employees, officers or directors, including reasonable attorneys' fees, in defending your lawsuit.  In the event you unsuccessfully challenge the validity of the ADEA or OWBPA waiver, you may be held liable for the Company's attorneys' fees and costs to the same extent that successful plaintiffs are allowed attorneys' fees under the ADEA in accordance with applicable law.  You may also be held liable for repayment of monies made to you by the Company under this Agreement.

10.Period for Review and Consideration - You understand that you have been given a period of 21 days to review and consider this Agreement before signing it. You may use as much of this 21-day period as you wish prior to signing.

11.Encouragement to Consult with Attorney - You are encouraged to consult with an attorney or other representative prior to signing this Agreement.

By signing this Agreement, you are signifying that you have read this Agreement thoroughly, that you have had the opportunity to consult with an attorney prior to signing, and that your agreement to the terms of this Agreement, including, but not limited to, your waiver of all rights and claims against the Company under ADEA for age discrimination, retaliation or otherwise, is knowing, willing and voluntary.

12.Right to Revoke - You may revoke this Agreement within 7 days after you have signed it.  Revocation must be made by delivering a written notice to the Company, to the attention of Human Resources, no later than the close of business on the seventh day after you have signed this Agreement.  The notice must state “I hereby revoke my acceptance of our Separation Agreement and General Release.”  If you revoke this Agreement, it will not be effective and enforceable, and you will not receive the benefits described in Paragraphs 1 and 2 above.

13.Non-Disclosure - You agree that you will not at any time, whether directly or indirectly, use or divulge, disclose or communicate to any person, firm or corporation, any confidential, secret and/or proprietary information respecting the Company's business ("Confidential Information") obtained by you while in the employ of the Company. For purposes of this Agreement, Confidential Information shall also include all proprietary information and data not generally known outside the Company including, but not limited to, information concerning the Company’s clinical trials and tests, the Company’s research and development, regulatory filings, regulatory proceedings, or other regulatory activities of the Company or its clients, financial data, market research, marketing plans, business development and corporate development activities and contracts, business plans, intellectual property including patents and patent applications and trade secrets, confidential information from third parties that is the subject of a confidentiality agreement with that third party, employee and customer lists and related information, and business information to which you had access in the course of your employment with the Company, and to which you would not otherwise have had access had you not been so employed, excluding only information that is already in the public domain or that relates to non-confidential general methodology employed by you in the performance of your duties at the Company.  You understand and acknowledge that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

You agree not to disparage, criticize, or denigrate the Company, its employees, representatives, agents, affiliates, officers and/or directors orally or in writing, through any medium, nor to take or use, without the prior consent of the Company, any memoranda, notes (whether or not prepared by you during the course of your employment with the Company), lists, schedules, forms or other documents, papers or records of any kind, relating to the Company's business or its clients or any reproduction, summary or abstract thereof, all of which you acknowledge are the exclusive property of the Company.  You hereby acknowledge by execution of this Agreement that you have returned to the Company all such documents and materials, and any other Company property, including electronic devices, keys, access control cards, or passwords, in your possession, custody or control and that you have not retained any copies of any of the foregoing.

14.Proprietary Information Agreement- You acknowledge that the terms of the Proprietary Information Agreement executed by you, attached hereto as Exhibit A, are incorporated herein by reference, and you agree and acknowledge that you are bound by those terms.

15.Non-Solicitation - You agree that, for a period of one (1) year from the date of this Agreement, you will not solicit or induce, or arrange to have any other person or entity solicit or induce, any person or entity engaged or serviced by the Company as an employee, customer, supplier, consultant or advisor to the Company to terminate such party’s relationship with the Company.

16.Relationship with the Company – From the date of your termination of employment with the Company, you agree that you will not purport to speak for or on behalf of the Company, to attempt to represent or act as an agent for the Company, or to bind the Company in any way with respect to third parties, and you further agree that you are not authorized to do any of the foregoing. Additionally, you will remove any references that you are employed by the Company from your social media and other websites, applications and documents, except as such may be historical in nature.

17.Cooperation - At any time following the termination of your employment, you agree that you will provide such information as the Company may reasonably request with respect to any Company-related transaction or other matter in which you were involved in any way while employed by the Company.  You further agree to assist and cooperate with the Company in connection with the defense, prosecution, government investigation, or internal investigation of any claim or matter that may be made against, concerning, or by the Company.  Such assistance and cooperation shall include timely, comprehensive, and truthful disclosure of all relevant facts known to you, including through in-person interview(s) with the Company’s internal Legal Department, outside counsel for the Company, or governmental investigators. You shall be entitled to reimbursement, in accordance with Company policies, for all properly documented expenses incurred in connection with rendering services under this Paragraph 17, including, but not limited to, reimbursement for all reasonable travel, lodging, and meal expenses.

18.Disclosure.  You represent and warrant that as of the date that you execute this Agreement, either (i) you have disclosed to the Company’s General Counsel or to another member of the Company’s internal Legal Department in writing any matter that you know or suspect could constitute an actual or potential violation of the Company Code of Ethics or of any internal or external legal, regulatory or compliance requirement applicable to the Company in any jurisdiction in which it does business, or (ii) you have no information concerning any such violations.

19.References - Any inquiries from prospective employers must be directed to the Company’s Human Resources Department.  In response to any such inquiries, the Company will follow its policy to confirm only dates of employment and job title.

20. Non-Interference with Rights. Nothing contained in this Agreement, including but not limited to Paragraph 7 (General Release), Paragraph 13 (Non-Disclosure), Paragraph 16 (Relationship with the Company), Paragraph 17 (Cooperation), Paragraph 18 (Disclosure) or Paragraph 23 (Confidentiality of Agreement) shall be construed to prevent you from filing a charge with, participating in an investigation conducted by, or reporting violations of law to, any governmental agency or entity, including, without limitation, the United States Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission, the Department of Labor, the National Labor Relations Board, or any other equivalent state or city agency, to the extent required or permitted by law, nor shall anything in this Agreement be construed to require you to seek prior authorization or notify the Company before you do so.  Nevertheless, you understand and agree that you are waiving any relief available (including, for example, monetary damages or reinstatement), under any of the claims and/or causes of action waived in Paragraph 7, including but not limited to financial benefit or monetary recovery from any lawsuit filed or settlement reached by the EEOC or anyone else with respect to any claims released and waived in this Agreement, except that you are not waiving your right to receive and fully retain a monetary award from a government-administered whistleblower award program for providing information directly to a government agency.

21.Governing Law - This Agreement shall be interpreted and enforced in accordance with the law of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Any dispute arising hereunder shall be adjudicated exclusively in the Federal and State Courts of the State of New York located in New York, New York, as to which courts you waive any claim of inconvenient forum. You also waive, to the extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement.

22.Severability - If any provision of this Agreement or portion thereof is held to be invalid or unenforceable, the remainder of this Agreement shall not be affected and shall remain in full force and effect.  Specifically, the invalidity of any such provision shall have no effect upon, and shall not impair the enforceability of the release language set forth in Paragraph 7 above.  If a court of competent jurisdiction finds that the release language set forth in Paragraph 7 or any other provision of this Agreement is unenforceable, the release language or such other provision shall be deemed amended as such court may judicially determine or indicate to be enforceable to the fullest extent compatible with applicable law and intent of the parties.

23.Confidentiality of this Agreement - You agree that (subject to Paragraph 20) you will not disclose, disseminate or publicize, or cause or permit to be disclosed, disseminated or publicized, any of the terms of this Agreement, including, without limitation, the amount paid pursuant to this Agreement, to any person, corporation, or other entity, with the exception of your immediate family, attorney and accountants or other financial advisors.

24.Entire Agreement - This Agreement, together with the Proprietary Information Agreement (including the exhibits thereto) signed by you, which is incorporated herein by reference, constitute the entire agreement between you and the Company.  The Company has made no promises to you other than those expressly contained in this Agreement and the Proprietary Information Agreement.

25.Binding Effect - This Agreement shall be binding upon and inure to the benefit of you, any individual or entity who may claim any interest in this matter through you, your heirs, executors, administrators, and permitted assigns, and the Company.

26.Headings - The paragraph headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

27.No Modification - This Agreement may not be changed or modified except by a written agreement that has been signed by you and an officer of the Company.

28.Assignment -  Neither party may assign, or transfer any rights or obligations under, this Agreement without the other party’s prior written consent, except that no such consent shall be required for the Company to assign its rights under this Agreement to an affiliate or in connection with the sale or transfer of the majority of its stock or all or substantially all of its assets, whether as part of a merger, acquisition, or asset sale.  Any assignment in violation of this Agreement will be null and void.

29.Non-public Information - You acknowledge that you are aware that the United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities (and options, warrants and rights relating thereto) or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

30.Public Statements - You shall not make any press release or other public statements regarding or mentioning the Company or this Agreement or the terms hereof without the prior written consent of the Company.

31.Counterpart Originals - This Agreement may be executed in two (2) counterparts, each of which, when executed shall be deemed to be an original and both of which together shall constitute one and the same document. A facsimile, PDF or any other type of copy of an executed version of this Agreement signed by a party, including electronic signatures, is binding upon the signing party to the same extent as the original of the signed Agreement.

Very truly yours,

ACORDA THERAPEUTICS, INC.

By: /s/Denise Duca

12/31/21

ACCEPTED AND AGREED TO:

/s/Burkhard Blank
Employee

Date 12/31/21

EXHIBIT A

PROPRIETARY INFORMATION AGREEMENT

Under Separate Cover

EXHIBIT B

STATE STATUTES AND OTHER SOURCES OF LEGAL RIGHTS INCORPORATED BY REFERENCE IN THE GENERAL RELEASE PARAGRAPH OF THE SEPARATION AGREEMENT AND GENERAL RELEASE (PARAGRAPH (7))

Massachusetts

▪	The Massachusetts Law Against Discrimination;

▪	The Massachusetts Equal Rights Act;

▪	The Massachusetts Civil Rights Act;

▪	The Massachusetts Privacy Statute;

▪	The Massachusetts Sexual Harassment Statute;

▪	The Massachusetts Parental Leave Law;

▪	The Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150, 150A-150C, 151, 152, 152A, et seq., as amended;

▪	The Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq., as amended;

▪	The Massachusetts Small Necessities Act;

▪	The Massachusetts Equal Pay Act;

▪	The Massachusetts Equal Rights for the Elderly and Disabled;

▪	The Massachusetts AIDS Testing statute;

▪	The Massachusetts Consumer Protection Act;

▪	Massachusetts Employment Leave for Victims and Family Members of Abuse; and

▪	The Massachusetts Earned Sick Time Law.

New Jersey

▪	New Jersey Law Against Discrimination;

▪	New Jersey Civil Rights Act;

▪	New Jersey Family Leave Act;

▪	New Jersey State Wage and Hour Law;
▪
▪	Millville Dallas Airmotive Plant Job Loss Notification Act;
▪
▪	New Jersey Conscientious Employee Protection Act;

▪	New Jersey Equal Pay Law 2;

▪	New Jersey Occupational Safety and Health Law;

▪	New Jersey Smokers’ Rights Law;

▪	New Jersey Genetic Privacy Act;

▪	New Jersey Fair Credit Reporting Act;

▪	New Jersey Paid Sick Leave Act;

▪	Jake Honig Compassionate Use Medical Cannabis Act;

▪	New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing A Workers’ Compensation Claim;

▪	New Jersey Public Employees’ Occupational Safety and Health Act;

▪	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

▪	Any Executive Order issued by the Governor of the State of New Jersey.

New York

▪	The New York State Executive Law, including the New York State Human Rights Law;

▪	The New York False Claims Act;

▪	The Westchester Human Rights Law;

▪	The New York Civil Rights Law;

▪	The New York Labor Law;

▪	The New York Paid Family Leave Act;

▪	The New York wage, wage-payment, wage-theft and all other wage-hour laws;

▪	The New York Whistleblower Law;

▪	The New York Education Law;

▪	The Retaliation/Discrimination provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law; and

▪	The New York State Workers Adjustment and Retraining Notification Act.